                                                                    Exhibit 2.3

                                OPTION AGREEMENT

         This Option Agreement (this "Agreement") is entered into as of this 4th day of December, 1997, by and among Magellan Health Services, Inc., a Delaware corporation ("Magellan") and Paul G. Shoffeitt ("Shoffeitt").

                                   WITNESSETH:

         WHEREAS, Magellan, John T. Lincoln ("Lincoln"), Shoffeitt and Care Management Resources, Inc. (the "Corporation") entered into that certain Shareholders Agreement dated February 6, 1997 (the "Shareholders Agreement");

         WHEREAS, Magellan and Shoffeitt desire to set forth additional agreements as between themselves, which shall not affect or impair the rights of Lincoln or the Corporation under the Shareholders Agreement;

         WHEREAS, Shoffeitt is the owner of 30,000 shares of the Corporation's stock, which shares represent all of his ownership of shares of the Corporation, and which represent 7.5% of the total number of issued and outstanding shares of stock of the Corporation on the date hereof;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1        SHOFFEITT'S PUT RIGHT

         1.1 At any time during the period commencing on November 1,1998 and ending at the close of business on November 30, 1998, Shoffeitt will have the right to sell Magellan, and Magellan will agree to purchase, Fifteen Thousand (15,000) shares of the Corporation's stock, in consideration for the issuance of a number of shares of Magellan's common stock which shall be determined by dividing Five Hundred Thousand Dollars ($500,000) by the average closing price per share of Magellan's common stock on the ten Trading Days immediately prior to the second Trading Day preceding the date on which such stock is to be issued; provided however, that the number of shares of Magellan's common stock to be issued shall be adjusted appropriately to account for stock splits, stock dividends, recapitalizations or other events affecting the number of issued and outstanding shares of Magellan's common stock, which occur after ten Trading Days on which such average closing price per share is based.

         1.2 At any time during the period commencing on November 1, 1999 and ending at the close of business on November 30, 1999, Shoffeitt will have the right to sell to Magellan, and Magellan will agree to purchase, Seven Thousand Five Hundred (7,500) shares of the Corporation's stock, in consideration for the issuance of a number of shares of Magellan's common stock which shall be determined by dividing Two Hundred Fifty Thousand Dollars ($250,000) by the average closing price per share of Magellan's common stock on the ten Trading Days immediately prior to the second Trading Day preceding the date on which such stock is to be issued; provided however,



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that the number of shares of Magellan's common stock to be issued shall be adjusted appropriately to account for stock splits, stock dividends, recapitalizations or other events affecting the number of issued and outstanding shares of Magellan's common stock, which occur after the ten Trading Days on which such average closing price per share is based.

     1.3 At any time during the period commencing on November 1, 2000 and ending at the close of business on November 30, 2000, Shoffeitt will have the right to sell to Magellan and Magellan will agree to purchase, Seven Thousand Five Hundred (7,500) shares of the Corporation's stock, in consideration for the issuance of a number of shares of Magellan's common stock which shall be determined by dividing Two Hundred Fifty Thousand Dollars ($250,000) by the average closing price per share of Magellan's common stock on the ten Trading Days immediately prior to the second Trading Day preceding the date on which such stock is to be issued; provided however, that the number of shares of Magellan's common stock to be issued shall be adjusted appropriately to account for stock splits, stock dividends, recapitalizations or other events affecting the number of issued and outstanding shares of Magellan's common stock, which occur after the ten Trading Days on which such average closing price per share is based.

     1.4 Notwithstanding anything to the contrary contained herein, the period within which the options described in Sections 1.1, 1.2 and 1.3 may be exercised may, at Shoffeitt's election, be delayed and extended as provided in Section 4 below, but in such event, Shoffeitt shall continue to be entitled to exercise the rights set forth in this Section 1.

     1.5 Notwithstanding any other provision of this Agreement to the contrary, no merger, reorganization, reverse stock split, recapitalization, consolidation or any other event (a "Reorganization"), shall in any way reduce or diminish the number of shares of Magellan's stock which Shoffeitt is entitled to receive upon the exercise of his options under this Section 1 or upon the exercise of Magellan's call option under Section 5, or the amount of the cash consideration which is payable to Shoffeitt if Magellan elects to pay cash to Shoffeitt under Section 1.6 or Section 5, or otherwise reduce or impair any other rights which Shoffeitt has under this Agreement. Notwithstanding any such Reorganization, Shoffeitt shall be entitled to exercise all of his rights under this Agreement, including without limitation, the option to sell and transfer to Magellan (in which event
Magellan shall be obligated to purchase) his original shares of the Corporation or such substitute securities as he may then hold as a result of the Reorganization ("Substitute Securities"), in the same manner as he is entitled to sell to Magellan his shares of the Corporation under this Section 1, so long as the number of Substitute Securities being sold by Shoffeitt to Magellan at any one time represents 50% (in the case of the exercise of options under Section 1.1), or 25% (in the case of the exercise of options under Section 1.2 or 1.3) of his total holdings of Substitute Securities (calculated immediately after such Reorganization). For example, if Shoffeitt were exercising his option under Section 1.1 and immediately prior to such exercise, he held a total of 3.45 shares of Substitute Securities, he would sell 50% of his 3.45 Substitute Securities to Magellan under Section
1.1. Without limiting the generality of the foregoing, Shoffeitt specifically acknowledges and agrees that the parties anticipate that the Corporation will be merged with and into Allied Specialty Care Services, Inc., a Florida corporation, and that in the event such merger is consummated as anticipated, his ownership interest in the surviving entity will be approximately .63%, but the parties


                                       2




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agree that such reduced percentage to be held by Shoffeitt shall have no impact whatsoever on the amount of consideration to be paid (in Magellan stock or cash) upon the exercise of Shoffeitt's options under this Section 1 or upon the exercise of Magellan's options under Section 5. The parties hereto agree that all references in this Agreement to shares of the Corporation held by Shoffeitt shall be deemed to include Substitute Securities resulting from any Reorganization.

     1.6 Notwithstanding any other provision of this Agreement to the contrary, Magellan may, in its sole discretion, elect to pay cash to Shoffeitt in the amount referenced in Section 1.1, 1.2 or 1.3, as applicable, in lieu of the issuance of shares of Magellan's common stock under such applicable Section, as consideration for the payment of the Corporation's shares being sold to Magellan pursuant to such applicable Section.

2    Trading Day Defined.  A "Trading Day" is defined as a day on which
Magellan's common stock (i) is not suspended from trading on the New York Stock Exchange (or such other exchange as may then be the primary market for the trading of Magellan stock) at the close of business; and (ii) has traded at least once on such exchange.

3    Registration and Resales.

     3.1 No later than January 15, 1998, Magellan shall file a registration statement under the Securities Act of 1933 (the "Securities Act") with respect to the issuance and resale of the shares of Magellan's common stock upon the exercise of the options set forth in Section 1 hereof, and shall use its reasonable efforts to cause such registration statement to become effective by March 1, 1998. Magellan shall use reasonable efforts to maintain the effectiveness of such registration statement for a period commencing on the initial effective date of such registration statement and terminating on the later of (i) December 31, 2001, or (ii) one year following the issuance of shares pursuant to the option set forth in Section 1.3 if such issuance occurs later than December 31, 2000 due to the delay in the exercise of such options pursuant to Section 4.2 hereof. Shoffeitt agrees to provide to Magellan such information regarding himself as Magellan may from time to time reasonably request in writing, and as required by the Securities Act, and he agrees to immediately notify Magellan of any change in such information. Shoffeitt agrees to enter into such agreements as are customary in connection with the registration of shares for resale, including without limitation, underwriting agreements and powers of attorney in customary form, substance and scope, and to take such other actions as Magellan or the underwriters, if any, may reasonably request in order to expedite or facilitate the resale of the registered shares.

     3.2 During any period in which the registration statement filed pursuant to Section 3.1 is effective, Magellan shall have the right, upon giving notice to Shoffeitt, to require Shoffeitt not to sell any such shares pursuant to such registration statement for a period of time which Magellan deems reasonably necessary (which time shall be specified in such notice but in no event longer than a period of 90 days), if (i) Magellan is engaged in an offering of shares of Magellan's common stock by Magellan for its own account or is engaged in or proposes to engage in discussions or negotiations with respect to, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is any other event or state of facts


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relating to Magellan which is material to Magellan (any such transaction, event or state of facts referred to herein as a "Material Activity"), and
(ii) such Material Activity has not been publicly announced and would, in the opinion of counsel for Magellan, require disclosure so as to permit the registered shares to be sold in compliance with applicable law.

     3.3 Shoffeitt acknowledges and agrees that the offer and sale of all shares of Magellan's common stock received upon exercise of the options contained herein shall be subject to Magellan's Stock Trading Policy dated August 1, 1997, as it may be amended from time to time (the "Stock Trading Policy"), to the extent that such Stock Trading Policy is then applicable to Shoffeitt, and (ii) by applicable federal and state securities laws. In addition, Shoffeitt hereby agrees that in the event he exercises any such options, he shall not sell more than Ten Thousand (10,000) shares of Magellan's common stock on any single Trading Day (such figure to be adjusted appropriately to account for stock splits, stock dividends, recapitalizations or other events affecting the number of issued and outstanding shares).

     3.4 All expenses incident to the registration of the shares of Magellan's common stock pursuant to the provisions of this Section 3, including without limitation, all registration and filing fees, fees and expenses of compliance with securities laws, printing and engraving expenses, messenger and delivery expenses and fees and disbursements of counsel for Magellan and all independent certified public accountants, underwriters (excluding underwriter discounts and any selling commissions) and any persons retained by Magellan (all such expenses referred to herein as "Registration Expenses"), will be paid by Magellan; provided that all expenses incurred by Shoffeitt to retain any counsel, accountant or other advisor (if any), will not be deemed Registration Expenses and will be paid by Shoffeitt. The underwriting discounts or commissions and any selling commissions together with any stock transfer or similar taxes attributable to sales by Shoffeitt of the shares of Magellan's common stock, will be paid by Shoffeitt.

4     Exercise of Put Options

     4.1 If Shoffeitt desires to exercise his put options hereunder, he shall give written notice to Magellan during the period in which the option may be exercised, and such options may only be exercised as to all of the shares of the Corporation's stock which he is entitled to put to Magellan at any one time.

     4.2 Upon receipt of notice from Shoffeitt of the exercise of his option hereunder, Magellan shall notify Shoffeitt if (i) Shoffeitt is then deemed to be a Designated Individual under the Stock Trading Policy, and if so, whether there is any circumstance or condition then existing that would cause Shoffeitt's ability to sell all of the shares of Magellan's common stock which Shoffeitt would receive upon the exercise of such option, during a then-current Window Period (as defined in the Stock Trading Policy) or during the next scheduled Window Period, to be suspended or cancelled altogether, or (ii) the registration statement contemplated by Section 3.1 is not then effective. In the event that Magellan notifies Shoffeitt of such anticipated suspension or cancellation of a Window Period, or of the non-effective status of such registration statement, then Shoffeitt shall have the right to notify Magellan of his election to delay the exercise of such option (i) until the then-current Window Period is re-opened (provided that any such Window Period remains open for not less than twenty (20) consecutive days after

Magellan provides written notice to Shoffeitt, and Magellan hereby agrees to provide written notice of any such re-opening), or the next scheduled Window Period is opened, as applicable (and such option shall not expire until the closing of such Window Period), or (ii) in the case of a delay due to a non-effective registration statement, until such registration statement is effective.

5     Magellan's Call Option.  At any time during the period commencing upon the expiration of any of the options set forth in Section 1.1, 1.2 or 1.3, and ending at the close of business one year after the commencement of such call option hereunder (except in the case of an extension of the exercise period as set forth below), Magellan shall have the right to acquire from Shoffeitt, and Shoffeitt shall be obligated to sell to Magellan following written notice of the exercise of such option, the number of shares of the Corporation's stock to which the expired put option relates; provided however, that Lincoln shall be afforded the opportunity to purchase, in accordance with the terms of the Shareholders Agreement, his pro rata share of Shoffeitt's shares to be acquired by Magellan. In consideration for such shares, Magellan shall issue to Shoffeitt a number of shares of Magellan's common stock determined by dividing the dollar value specified in Section
1.1, 1.2 or 1.3, as applicable, by the average closing price per share of Magellan's common stock on the ten Trading Days immediately prior to the second Trading Day preceding the date on which such stock is to be issued; provided however, that the number of shares of Magellan's common stock to be issued shall be adjusted appropriately to account for stock splits, stock dividends, recapitalizations or other events affecting the number of issued and outstanding shares of Magellan's common stock, which occur after the ten Trading Days on which such average closing price per share is based. Notwithstanding the foregoing, Magellan shall not be entitled to exercise any option under this Section 5 unless there is at the time of exercise an open Window Period which will remain open for at least 20 consecutive days after the exercise of such option. In the event that there would not be an open Window Period for a period of at least 20 consecutive days after the exercise of the option, then the period in which Magellan may exercise its option hereunder shall be automatically extended until either a Window Period is open for at least 20 consecutive days, or until one year after Magellan notifies Shoffeitt that he is no longer subject to Magellan's Stock Trading Policy. Notwithstanding any other provision of this Section 5 to the contrary, Magellan may, in its sole discretion, elect to pay cash to Shoffeitt in the amount referenced in Section 1.1, 1.2 or 1.3, as applicable, in lieu of the issuance of the number of shares of Magellan's common stock specified under such applicable Section, as consideration for the payment of the Corporation's shares being sold to Magellan upon the exercise of Magellan's option hereunder. In addition, notwithstanding anything to the contrary contained herein, Magellan may elect, by delivering ten (10) days' prior written notice at any time after January 1, 1998, to acquire all of the shares of the Corporation held by Shoffeitt for a total cash purchase price of One Million Dollars ($1,000,000) plus such additional amount, if any, necessary to offset, on an after-tax basis, any adverse tax consequences which may be suffered by Shoffeitt as a result of the exercise of such option prior to the time when Shoffeitt would have been entitled to exercise his options under Section 1, with such cash purchase price payable at the Closing for the purchase of such shares. In the event that Magellan exercises such option, Lincoln shall be afforded the opportunity to purchase, in accordance with the terms of the Shareholders Agreement, his pro rata share of Shoffeitt's shares to be acquired by Magellan.

6     Closing.  In the event that Shoffeitt exercises his rights under
Section 1, or Magellan exercises its rights under Section 5 as to shares of the Corporation's stock held by Shoffeitt, Magellan shall schedule a Closing for the purchase and sale of such shares of the Corporation's stock to be held as soon as practicable considering that Shoffeitt may desire to immediately sell the shares of Magellan stock to

                                       5


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be received at the Closing, and in no event more than 30 days after the delivery of such exercise notice, or at Shoffeitt's election made by delivering written notice of such election to Magellan, on a day which is within the first ten (10) days of the next open Window Period. At any closing held to transfer shares of the Corporation's stock pursuant to the provisions of Section 1 or 5 of this Agreement (a "Closing");

     6.1 The location shall be at the offices of the Corporation unless otherwise agreed to by all of the parties to the Closing.

     6.2 Shoffeitt shall deliver to Magellan (or its assignee) the certificates representing the shares of the Corporation's stock to be sold, duly endorsed in blank or accompanied by stock powers endorsed in blank.

     6.3 Magellan shall deliver to Shoffeitt at the Closing, stock certificates representing the number of shares of Magellan's common stock required to be issued under Section 1.1, 1.2 or 1.3, as applicable, in payment for such stock of the Corporation being sold.

     6.4 Except as otherwise provided herein, each party shall pay its own expenses incidental to any transaction provided for in this Agreement.

7     No Transfer Prior to Expiration of Option.  Shoffeitt hereby agrees that during the period commencing on the date hereof and continuing until one year after the expiration of all of the options granted to Shoffeitt hereunder, Shoffeitt shall not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the shares of the Corporation held by Shoffeitt, other than a transfer to Magellan in a Closing pursuant to Section 6 above (and to Lincoln to the extent he elects to exercise his right of first refusal under Section 4 of the Shareholders Agreement), and any sale, transfer, assignment, pledge, encumbrance or other disposition prior to such date shall be void and of no effect. Notwithstanding anything to the contrary contained herein, Shoffeitt shall have no obligation under this
Section 7 in the event that Magellan breaches any material obligation to Shoffeitt hereunder if such breach is not cured within 30 days of receipt of written notice of such breach from Shoffeitt.

8    Waiver of Duties

     8.1 Shoffeitt hereby agrees that neither Magellan nor the Corporation, nor the officers or directors of Magellan or the Corporation, shall have any fiduciary duty, quasi-fiduciary duty or any other express or implied duty, at law or in equity (in their capacity as officers, directors, majority shareholder or otherwise), to the Corporation or Shoffeitt as shareholders, officers, directors, or employees of the Corporation. Accordingly, Magellan and its affiliates shall be free to engage in any business or activity which Magellan may desire, in its sole discretion, without regard to whether such business or activity is competitive with the business of the Corporation, and without providing any opportunity to Shoffeitt or the Corporation to participate in any such activity or business, and without any compensation to Shoffeitt or the Corporation. Shoffeitt further acknowledges that subject to agreement by Lincoln, Magellan shall be free to cause the Corporation to transfer or license the right to use any and all of the assets of the Corporation to any other subsidiary of Magellan for no consideration or for nominal consideration, as Magellan deems in the best interest of Magellan, in its sole discretion. Notwithstanding the foregoing, Magellan hereby

                                       6


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agrees that it shall not cause or permit the Corporation to be dissolved prior to the expiration of the options granted herein or to take any action which adversely affects any of Shoffeitt's rights under this Agreement, it being understood and agreed that notwithstanding any sale, dissolution, cessation of business, or Reorganization, all of Shoffeitt's rights hereunder, including the put options set forth in Section 1, are absolute, nonvoidable and vested immediately upon the execution and delivery hereof by each of the parties. Following the expiration or termination of the options granted herein, Magellan shall be free to cause the dissolution of the Corporation in accordance with the Florida Business Corporation Act, and Shoffeitt acknowedges that he is unlikely to receive any distributions in connection with any such dissolution after appropriate reserves are established for the Corporation's known and contingent liabilites. The parties further agree that the rights of Shoffeitt under this Agreement shall not be increased, diminished or otherwise affected by any transaction entered into by the Corporation, by any increase or decrease in the net worth of the Corporation, or by the insolvency or bankruptcy of the Corporation.

     8.2 In consideration of the rights granted to Shoffeitt herein, Shoffeitt hereby releases and forever discharges Magellan and the Corporation from any and all obligations and liabilities under the Shareholders Agreement, including without limitation, all obligations and liabilities arising under the provisions of Sections 2, 3, 4, 5, 6, 7, 11.1 and 12 of the Shareholders Agreement. In addition, Shoffeitt hereby agrees that in the event that Magellan desires to purchase all or any of the shares of the Corporation from Lincoln, Shoffeitt shall have no right to exercise any right of first refusal with respect thereto, notwithstanding the provisions of
Section 4 of the Shareholders Agreement. However, Shoffeitt and Magellan acknowledge and agree that Lincoln continues to have a right of first refusal with respect to the sale of Shoffeitt's shares of the Corporation, and in the event that Shoffeitt desires to exercise his option under Section 1.1., 1.2 or 1.3 hereof. Shoffeitt shall give written notice of such intent to Lincoln at the same time as Shoffeitt gives notice to Magellan of his intent to exercise such option, and each of Shoffeitt and Magellan acknowledge and agree that in the event that Lincoln desires to exercise his right of first refusal under Section 4 of the Shareholders Agreement with respect to Lincoln's pro rata share of the shares of the Corporation to be sold by Shoffeitt, then each of Magellan and Shoffeitt shall comply with the provisions of Section 4 of the Shareholders Agreement with respect thereto, and in such event, both the number of shares of the Corporation's stock to be sold to Magellan hereunder, and the number of shares of Magellan's common stock to be issued to Shoffeitt by Magellan, shall each be reduced accordingly. Shoffeitt further agrees that in the event that Magellan presents Shoffeitt with an amendment to the Shareholders Agreement which incorporates the provisions of this Agreement and imposes no additional duties, obligations, costs or expenses on Shoffeitt, does not adversely affect any of his rights under this Agreement, and which includes Lincoln as a party, Shoffeitt shall execute such agreement and deliver same to Magellan within 10 days of presentment of such amendment.

9     Representations and Warranties of Magellan.  Magellan represents and warrants to Shoffeitt, as of the date hereof, as follows:

     9.1 Magellan is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

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     9.2   Magellan has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person, entity or governmental authority. This Agreement, and each and every other agreement, document and instrument to be executed and delivered by Magellan in connection herewith, constitute or will, when executed and delivered, constitute the valid and binding obligation of Magellan, enforceable against it in accordance with their respective terms.

     9.3 The execution and delivery by Magellan of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the charter or bylaws of Magellan, (ii) violate, conflict with or result in a breach of any agreement, instrument or understanding to which Magellan or the Corporation is a party or to which any of its assets are subject or (iii) violate any order, decree, judgment, statute, regulation, ordinance or other law or requirement to which Magellan or any of its parents, subsidiaries or affiliates are subject.

     9.4 No consent, approval, authorization, order, filing or registration by or with any person not a party to this Agreement or any governmental or quasi-governmental or regulatory agency is required to be obtained by Magellan or the Corporation with regard to the execution of this Agreement or of any other agreement or instrument contemplated herein or of the consummation of the transactions contemplated hereby or thereby.

10   Representations and Warranties of Shoffeitt.  Shoffeitt represents and warrants to Magellan, as of the date hereof, as follows:

     10.1 Shoffeitt has the full capacity to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person or entity whomsoever. This Agreement, and each and every other agreement, document and instrument to be executed and delivered by Shoffeitt in connection herewith constitute or will, when executed and delivered, constitute the valid and binding obligation of Shoffeitt, enforceable against him in accordance with their respective terms.

     10.2 The execution and delivery by Shoffeitt of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in a breach of any agreement, instrument or understanding to which Shoffeitt is a party, or (ii) violate any order, decree, judgment, statute, regulation, ordinance or other law or requirement to which Shoffeitt is subject.

     10.3 Shoffeitt has been represented by legal counsel in the negotiation of this Agreement, and has reviewed this Agreement with counsel and fully understands each of the provisions contained herein.

11     Notices.  All notices, demands, requests, consents and approvals which may be or are required to be given or made pursuant to any provisions of this Agreement shall be given or made in writing and shall be served personally, by overnight courier or mailed by prepaid certified or

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registered mail, return receipt requested, to the address of each of the parties hereto as set forth below:

          If to Shoffeitt:

                     Mr. Paul G. Shoffeitt
                     2640 Jennings Chapel Road
                     Woodbine, Maryland 21797

          With a copy to:

                     Alan M. Schwartz, Esq.
                     9861 Broken Land Parkway
                     Suite 340
                     Columbia, Maryland 21046

          If to Magellan:

                     Magellan Health Services, Inc.
                     3414 Peachtree Road, N.E., Suite 1400
                     Atlanta, Georgia 30326
                     Attn:  Cherie Fuzzell

          with a copy to:

                     J. Eric Dahlgren, Esq.
                     One Ravinia Drive
                     Suite 1600
                     Atlanta, Georgia 30346

or such other address as any of the parties may from time to time advise the other parties hereto by notice in writing. The date of receipt of any such notice, demand or request shall be deemed to be the date of giving of such notice, demand or request if delivered personally, or if mailed or couriered as aforesaid, the date such notice was delivered to the recipient.

12     Non-Exclusive Remedy. The enforcement by any party hereto of its rights and remedies pursuant to this Agreement shall not be construed as an election of remedies or a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement. The failure of any party hereto to enforce the terms of this Agreement on one or more occasions shall not act to waive any of such party's rights with respect to any subsequent breach of this Agreement by any other party.

13     Equitable Relief. Each of the parties hereto hereby acknowledges and agrees that a breach by such party of any of the provisions contained in this Agreement will cause the other party irreparable


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

injury and damage. By reason thereof, each party hereby agrees that the other party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise and without the posting of any bond, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

14     Severability; Independence of Covenants. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws without destroying the purpose and intent of this Agreement. Each of the parties hereto does hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable laws.

15     Counterparts. This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart.

16     Assignment. Shoffeitt acknowledges and agrees that he may not assign, pledge or otherwise dispose of any of his rights under this Agreement without the prior written consent of Magellan, which may be granted or denied in its sole discretion; provided however, that in the event of the death of Shoffeitt, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective administrators, legal representatives, personal representatives and heirs of Shoffeitt. Magellan acknowledges and agrees that it may not assign, delegate or otherwise dispose of any of its duties or obligations under this Agreement.

17     Amendments. This Agreement may not be amended except in a writing duly executed by each of the parties hereto.

18     Construction. The parties acknowledge and agree that this Agreement is the result of extensive negotiations between the parties and their respective counsel, and that this Agreement shall not be construed against either party by virtue of its role or its counsel's role in the drafting hereto.

19     Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia which apply to a contract executed and to be performed entirely within the State of Georgia, without regard to principles of conflicts of laws.

20     Headings. The headings in this Agreement are provided for convenience of reference only and are not to be deemed a part of this Agreement.

21     Conflicts With By-Laws. In the event of a conflict between the provisions of this Agreement and the By-laws of the Corporation, the provisions of this Agreement shall govern the conflicting By-law provision.

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

22      Attorneys' Fees. In the event of any dispute or litigation between
Magellan (and/or any of its affiliates) and Shoffeitt arising from or in connection with this Agreement or with respect to the subject matter of the Mutual Release, the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys' fees.

23     Entire Agreement. This Agreement, together with the Mutual Release entered into as of the date hereof by and between Magellan, the Corporation and Shoffeitt, constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral, written or collateral, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. The parties hereto acknowledge that notwithstanding anything to the contrary contained herein, this Agreement shall not operate or be construed in any manner to affect or modify any of Lincoln's rights under the Shareholders Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                          SHOFFEITT:
Witness:


[illegible]                               /s/ Paul G. Shoffeitt
------------------------------            -------------------------------------
                                          Paul G. Shoffeitt



                                          MAGELLAN:
                                          Magellan Health Services, Inc.



Attest:                                   By: Craig L. McKnight          (SEAL)
                                          -------------------------------------
                                          Name:  Craig McKnight
                                                 ------------------------------
                                          Title: Executive Vice President,
[illegible]                                      Finance & Accounting (CFO)
------------------------------                   ------------------------------


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